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                                                                EXHIBIT NO. 16

Office of the Chief Accountant
Securities and Exchange Commission
450 Fifth Street, NW
Washington, DC 20549

June 14, 2000

Dear Sir/Madam:

We have read the statements in Item 4 included in the Form 8-K dated June 14, 2000 of Technical Communications Corporation to be filed with the Securities and Exchange Commission and are in agreement with the statements contained therein.

Very truly yours,

/s/ Arthur Andersen LLP

ARTHUR ANDERSEN LLP

Copy to: Mr. Michael Malone, Vice President of Finance,
         Technical Communications Corporation